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                                                                 EXHIBIT 4.13(a)

                           LYONDELL CHEMICAL COMPANY,

                     THE SUBSIDIARY GUARANTORS party hereto

                                       and

                              THE BANK OF NEW YORK,

                                     Trustee


                             SUPPLEMENTAL INDENTURE

                                   Dated as of

                                  July 3, 2002

                                       to

                                    INDENTURE

                                   Dated as of

                                  May 17, 1999

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          THIS SUPPLEMENTAL INDENTURE (this "Supplement"), dated as of July 3,
2002 (the "Closing Date"), among Lyondell Chemical Company, a Delaware corporation ("Lyondell"), the Subsidiary Guarantors party hereto and The Bank of New York, as trustee (the "Trustee"), supplements the Indenture dated as of May 17, 1999, among Lyondell, the Subsidiary Guarantors party thereto and the Trustee, pursuant to which the 10.875% Senior Subordinated Notes Due 2009 (the "Notes") were issued and are outstanding (the "Indenture").

                                    RECITALS

          WHEREAS, Lyondell has executed and delivered to the Trustee the Indenture, providing for the issuance of the Notes as provided in the Indenture and guaranteed by the Subsidiary Guarantors to the extent provided therein;

          WHEREAS, Section 9.02 of the Indenture provides that, subject to certain conditions, Lyondell, the Trustee and any Subsidiary Guarantor may amend or supplement the Indenture with the written consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes; and

          WHEREAS, pursuant to Lyondell's Consent Solicitation Statement dated June 19, 2002, as amended, the written consent of the Holders of not less than a majority in aggregate principal amount of the Notes has been obtained to effect changes to the Indenture amending Sections 1.01 and 4.07(b)(ix) of the Indenture.

          NOW, THEREFORE, THIS SUPPLEMENT WITNESSETH:

          In consideration of the premises and other good and valuable consideration, the parties hereto hereby agree, for the equal and proportionate benefit of the respective Holders from time to time of the Notes, as follows:

                                   SECTION ONE

1.1 Capitalized terms used and not otherwise defined herein have the respective meanings assigned to such terms in the Indenture.

1.2 The Trustee makes no representations as to the validity or sufficiency of this Supplement. The recitals herein are deemed to be those of Lyondell.

                                   SECTION TWO

                                   AMENDMENTS

2.1 Section 1.01 of the Indenture shall be amended to add the following sentence at the end of the definition of "Subsidiary" currently set forth in the Indenture:

     No Specified Joint Venture that otherwise would be a "Subsidiary" under this definition shall be deemed to be or become a Subsidiary or a Restricted Subsidiary until such designation would not result in a Default under Section 4.06 (provided that, if (i) such Specified Joint Venture would otherwise be or become a "Subsidiary" as a result of an

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     Investment by the Company or any Restricted Subsidiary made after June 12,
     2002, and (ii) such Investment is not made in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary or Joint Venture of the Company) of, Qualified Equity Interests of the Company, then this sentence shall not apply); at such time as the designation of such Specified Joint Venture would not result in a Default under Section 4.06, such Specified Joint Venture shall automatically be a Subsidiary and a Restricted Subsidiary (unless designated as an Unrestricted Subsidiary).

2.2 Section 4.07(b)(ix) of the Indenture shall be amended to read in its entirety as follows:

     (ix) the payment of dividends on the Company's common stock at a rate not to exceed $0.90 per share per annum (such $0.90 amount to be appropriately adjusted to reflect any stock split, reverse stock split, stock dividend or similar transaction made after the Issue Date so that the aggregate amount of dividends payable after such transaction is the same as the amount payable immediately prior to such transaction);

                                  SECTION THREE

                                  RATIFICATION

          Except as expressly amended and supplemented in this Supplement, the Indenture shall remain unchanged and in full force and effect. This Supplement shall be construed as supplemental to the Indenture and shall form a part thereof.

                                  SECTION FOUR

                                  GOVERNING LAW

          This Supplement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed therein.

                                  SECTION FIVE

                                  COUNTERPARTS

          This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

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          IN WITNESS WHEREOF, the parties have duly executed and delivered this
Supplemental Indenture or have caused this Supplemental Indenture to be duly executed on their respective behalf by their respective officers thereunto duly authorized, as of the day and year first written above.

                                       LYONDELL CHEMICAL COMPANY


                                       By:/s/ Karen A. Twitchell
                                          --------------------------------------
                                       Name:  Karen A. Twitchell
                                       Title:  Vice President and Treasurer


                                       ARCO CHEMICAL TECHNOLOGY, INC., as a
                                       Subsidiary Guarantor


                                       By:/s/ Francis P. McGrail
                                          --------------------------------------
                                       Name: Francis P. McGrail
                                       Title: President and Treasurer


                                       ARCO CHEMICAL TECHNOLOGY, L.P., as a
                                       Subsidiary Guarantor
                                       By:  ARCO Chemical Technology Management,
                                       Inc., its General Partner


                                       By:/s/ Francis P. McGrail
                                          --------------------------------------
                                       Name: Francis P. McGrail
                                       Title: President and Treasurer


                                       LYONDELL CHEMICAL NEDERLAND,
                                       LTD., as a Subsidiary Guarantor


                                       By:/s/ Karen A. Twitchell
                                          --------------------------------------
                                       Name: Karen A. Twitchell
                                       Title:  Vice President and Treasurer


                                       THE BANK OF NEW YORK, as Trustee


                                       By:/s/ Van K. Brown
                                          --------------------------------------
                                       Name:  Van K. Brown
                                       Title:  Vice President